Exhibit 99.1

Gladstone Capital’s Board of Directors Elects Walter H. Wilkinson, Jr.

MCLEAN, VA, October 7, 2014 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announces that today its board of directors elected Walter H. Wilkinson, Jr. to the board to fill the directorship vacancy created upon the death of a former director. Mr. Wilkinson was also appointed a member of each of the Company’s Compensation Committee and Ethics, Nominating and Corporate Governance Committee, effective immediately. Mr. Wilkinson is an “independent director” within the meaning of NASDAQ Stock Market Marketplace Rule 5605(a)(2) and Section 10A of the Securities and Exchange Act of 1934, as amended. Because Mr. Wilkinson is filling a vacancy on our board, Mr. Wilkinson’s initial term will expire on the date of the Company’s 2015 Annual Meeting of Shareholders.

Mr. Wilkinson is the founder and a general partner of Kitty Hawk Capital, a venture capital firm established in 1980 and based in Charlotte, North Carolina. He has served as a director of RF Micro Devices (NASDAQ: RFMD) since 1992 and has served as the Chairman of the Board of Directors since July 2008. He currently serves on the board of the N.C. State University Foundation and has previously served on the boards of other universities and related organizations. He is a past member and director of the National Venture Capital Association and is a past member and Chairman of the National Association of Small Business Investment Companies. He is currently Chairman of the Carolinas Chapter of the National Association of Corporate Directors (“NACD”) and is a NACD Leadership Fellow, having completed the NACD’s program for corporate directors. During his career he has helped to start or expand dozens of rapidly growing companies in a variety of industries. Mr. Wilkinson serves or has served as a director of numerous venture-backed companies, both public and private.

Mr. Wilkinson was selected as a director for the Company due to his strong leadership skills and his valuable understanding of our industry. With over 35 years of venture capital experience, Mr. Wilkinson also brings a unique perspective to the board. He has overseen the successful growth and evolution of numerous businesses and understands the challenges of leading both private and public companies through changing economic conditions and that boards of directors must work together in a collegial and effective manner to provide appropriate guidance to management.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior, second lien, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation